Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS
FIRST QUARTER FISCAL 2007 RESULTS

•                  Net sales for the first quarter fiscal 2007 increased 25% to $222.8 million

•                  Operating income for the first quarter fiscal 2007 increased 33% to $18.3 million

•                  Net income for the first quarter fiscal 2007 increased 32% to $9.4 million

•                  Backlog increased 38% over prior year to $942.7 million

Wayne, PA—July 26, 2006—Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the first quarter of the fiscal year ending March 31, 2007 totaled $222.8 million, a twenty-five percent increase from last year’s first quarter net sales of $177.7 million.  Net income for the first quarter of fiscal year 2007 increased thirty-two percent to $9.4 million, or $0.58 per diluted common share, versus $7.2 million, or $0.45 per diluted common share for the first quarter of the prior year.  During the quarter, the company generated $1.1 million of cash flow from operations.  Results for the first quarter of fiscal year 2007 also reflected a $0.02 per share charge related to stock compensation expense including the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R as of April 1, 2006.

Prior year period segment results have been restated to classify certain revenue and costs from the Aftermarket Services segment to the Aerospace Systems segment for the operations of Triumph Fabrications-Phoenix and Triumph Fabrications-Fort Worth due to the fact that most of their product line has been transitioned to aerospace OEM products.  The restatement shifted approximately $4.4 million in revenue and $0.8 million in operating loss, previously reported in the Aftermarket Services segment, to the Aerospace Systems segment’s results for the first quarter ended June 30, 2006.

The Aerospace Systems segment reported net sales for the quarter of $174.2 million compared to $138.6 million in the prior year period, as restated, an increase of twenty-six percent.  Operating income for the first quarter of fiscal year 2007 was $20.3 million, compared to $15.4 million for the prior year period, as restated, a thirty-two percent increase.  Excluding the recently announced

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acquisition of Triumph Structures-Wichita (formerly, Excel Manufacturing, Inc.), organic sales growth for the quarter was nineteen percent.

The Aftermarket Services segment reported net sales for the quarter of $49.5 million, compared to $39.8 million in the prior year period, as restated, a twenty-four percent increase.  Operating income for the first quarter of fiscal year 2007 was $2.1 million, compared to $2.2 million for the prior year period, as restated.  Excluding the recently announced acquisition of Triumph Interiors (formerly Air Excellence International, Inc.), organic sales growth for the quarter was eighteen percent.  Operating results for the quarter reflected $0.6 million of start up costs associated with the new Thailand maintenance and repair facility which was not included in the prior year period.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “We are very pleased with the first quarter results and with the strong operational and financial performance across our businesses.  As we expected, our recent acquisitions are making a positive contribution, but the fundamental driver behind our strong performance was organic revenue growth combined with enhanced operating leverage.  Based on the strength of our markets and our robust backlog, we are optimistic that we will continue to generate sales growth and improved profitability for the balance of the year.”

Commenting on the outlook for the year, Mr. Ill stated, “Based upon the performance in sales and earnings for the first quarter, we now expect that fiscal year 2007 sales will be toward the upper end of the previously announced range of $875 million to $925 million and earnings per share for the fiscal year to be toward the upper end of the previously announced range of $2.40 to $2.70.”

As previously announced, Triumph Group will hold a conference call on July 27th at 7:30 a.m. (EDT) to discuss the fiscal year 2007 first quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  An audio replay will be available from July 27th until August 3rd by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #935724.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2006.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 6 PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended
	June 30,
CONDENSED STATEMENTS OF INCOME	2006	2005

Net Sales	$222,822	$177,697

Operating Income	18,303	13,729

Interest Expense and Other	3,732	3,187
Income Tax Expense	5,138	3,373

Net Income	$9,433	$7,169

Earnings Per Share—Basic:

Net Income	$0.59	$0.45

Weighted average common shares outstanding—Basic	16,078	15,906

Earnings Per Share—Diluted:

Net Income	$0.58	$0.45

Weighted average common shares outstanding - Diluted	16,286	16,006

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET
	June 30,	March 31,
	2006	2006

Assets
Cash	$5,435	$5,698
Accounts Receivable, net	150,769	147,780
Inventory	258,104	235,878
Deferred Income Taxes	6,868	6,868
Prepaid Expenses and Other	4,708	4,894
Current Assets	425,884	401,118

Property and Equipment, net	256,253	237,325
Goodwill	298,136	272,737
Intangible Assets, net	50,922	49,424
Other	14,089	14,179

Total Assets	$1,045,284	$974,783

Liabilities & Stockholders' Equity

Accounts Payable	$78,825	$73,995
Accrued Expenses	63,313	68,488
Income Taxes Payable	6,906	5,195
Current Portion of Long-Term Debt	8,078	8,078
Current Liabilities	157,122	155,756

Long-Term Debt, less current portion	208,335	153,339
Deferred Income Taxes and Other	100,781	101,985

Stockholders' Equity:
Common Stock, $.001 par value, 50,000,000 shares
authorized, 16,143,713 and 16,027,324 shares issued	16	16
Capital in excess of par value	265,005	260,124
Treasury Stock, at cost, 0 and 18,311 shares	0	(455)
Accumulated other comprehensive income (loss)	412	(162)
Retained earnings	313,613	304,180
Total Stockholders' Equity	579,046	563,703

Total Liabilities and Stockholders' Equity	$1,045,284	$974,783

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended
	June 30,
	2006	2005

Net Sales:
Aerospace Systems	$174,193	$138,576
Aftermarket Services	49,467	39,810
Elimination of inter-segment sales	(838)	(689)
	$222,822	$177,697

Operating Income (Loss):
Aerospace Systems	$20,298	$15,400
Aftermarket Services	2,117	2,172
Corporate	(4,112)	(3,843)
	$18,303	$13,729

Depreciation and Amortization:
Aerospace Systems	$6,403	$5,899
Aftermarket Services	2,303	2,000
Corporate	44	32
	$8,750	$7,931

Capital Expenditures:
Aerospace Systems	$6,734	$2,400
Aftermarket Services	6,272	2,582
Corporate	125	14
	$13,131	$4,996

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the three months ended June 30, 2006 was $27.1 million with a margin of 12.1%. EBITDA for the three months ended June 30, 2005 was $21.7 million with a margin of 12.2%.

Management believes that EBITDA provides the reader a good measure of cash generated from the operations of the business before any investment in working capital or fixed assets.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended
	June 30,
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	2006	2005

Income from Continuing Operations	$9,433	$7,169

Add-back:
Income Tax Expense	5,138	3,373
Interest Expense and Other	3,732	3,187
Depreciation and Amortization	8,750	7,931

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$27,053	$21,660

Net Sales	$222,822	$177,697

EBITDA Margin	12.1%	12.2%

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Earnings before Interest, Taxes, Depreciation and
Amortization (EBITDA):
	Three Months Ended June 30, 2006
		Segment Data
		Aerospace	Aftermarket	Corporate /
	Total	Systems	Services	Eliminations

Income from Continuing Operations	$9,433

Add-back:
Income Tax Expense	5,138
Interest Expense and Other	3,732

Operating Income (Expense)	$18,303	$20,298	$2,117	($4,112)

Depreciation and Amortization	8,750	6,403	2,303	44

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$27,053	$26,701	$4,420	($4,068)

Net Sales	$222,822	$174,193	$49,467	($838)

EBITDA Margin	12.1%	15.3%	8.9%	n/a

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use "Net Debt to Capital" as a measure of financial leverage. The following table sets forth the computation of Net Debt to Capital:

	June 30,	March 31,
	2006	2006

Calculation of Net Debt
Current Portion	$8,078	$8,078
Long-term debt	208,335	153,339
Total Debt	216,413	161,417
Less: Cash and cash equivalents	5,435	5,698
Net Debt	$210,978	$155,719

Calculation of Capital
Net Debt	$210,978	$155,719
Stockholders' equity	579,046	563,703
Total Capital	$790,024	$719,422

Percent of Net Debt to Capital	26.7%	21.6%

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